Exhibit 10.1

Form of Lock-Up Agreement

[●], 2022

Portage Biotech Inc.

c/o Portage Development Services

61 Wilton Road, 3rd floor penthouse

Westport, CT 06880

Attention: Ian B. Walters, MD

Email: Ian@portagebiotech.com

Tarus Therapeutics, Inc

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Peter Molloy

Email: pmolloy@tarustx.com

Ladies and Gentlemen:

The undersigned (the “Shareholder”) understands that: (i) Portage Biotech Inc., a company formed under the laws of the British Virgin Islands (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of July 1, 2022, (the “Merger Agreement”) by and among Parent, Portage Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Portage Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub 2”), Tarus Therapeutics, Inc., a Delaware corporation (the “Company”) and and Shareholder Representative Services LLC, a Colorado limited liability company, solely in their capacity as the sellers’ representative (the “Sellers’ Representative”), pursuant to which Merger Sub will be merged with and into the Company (the “First Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, following which the Company will be merged with and into Merger Sub 2 (the “Second Merger”) and the separate corporate existence of the Company will cease and Merger Sub 2 will continue as the surviving company; and (ii) in connection with the First Merger, the Shareholder will receive ordinary shares, no par value per share, of Parent (“Parent Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

As a material inducement to the willingness of each of Parent, Merger Sub, Merger Sub 2 and the Company to enter in to the Merger Agreement, and for other good and valuable consideration, the Shareholder hereby agrees that, for a period of six (6) months after the Effective Time (the “Restricted Period”), it will not, directly or indirectly, subject to the exceptions set forth in this letter agreement: offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, pledge, transfer, assign, or otherwise dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Shareholder or any affiliate of the Shareholder or any person in privity with the Shareholder or any affiliate of the Shareholder) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Parent Shares, or any securities convertible into, or exercisable or exchangeable for, Parent Shares, (collectively, the “Shareholder’s Shares”), or, publicly announce an intention to effect any such transaction; provided, however, that notwithstanding the foregoing, restrictions of this letter shall not prohibit such Shareholder from transfers or dispositions (a) as charitable gifts or donations, (b) to any trust or estate planning vehicle for the direct or indirect benefit of Shareholder or the immediate family of the Shareholder, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediately family of the Shareholder, (d) to limited partners, members, or securityholders of the Shareholder, (e) to the Shareholder’s affiliates or to any investment fund or other entity controlled (directly or indirectly) or managed by the Shareholder, (f) that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (g) not involving a change in beneficial ownership, (h) dispositions to any member of the immediate family of the Shareholder or any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder in a transaction not involving a disposition for value, (i) dispositions of pursuant to a bona fide tender offer for shares of Parent’s capital stock, merger, consolidation or other similar transaction made to all holders of Parent’s securities involving a change of control of Parent (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the Shareholder may agree to transfer, sell, tender or otherwise dispose of shares of Parent securities in connection with such transaction) that has been approved by the Board of Directors of Parent; provided, that, in the event that such change of control transaction is not consummated, this clause (i) shall not be applicable and the Shareholder’s shares and other securities shall remain subject to the restrictions contained in this letter agreement, (j) transactions to satisfy any U.S. federal, state, or local income tax obligations of such Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction and (k) pursuant to that certain assignment and assumption agreement dated the date hereof; provided, in each case of clauses (a) through (h) and clause (k), that any such transferee agrees in writing to the same restrictions applicable to the Shareholder in this letter and either the Shareholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer); provided, further, that in each case, except clause (k), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or a filing of a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin. For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any securities of Parent purchased in the public market following the Effective Time, in any public or private capital raising transactions of Parent following the Effective Time, or otherwise to any other securities of Parent. In addition, for the avoidance of any doubt, each Shareholder shall retain all of its rights as a stockholder of Parent during the Restricted Period, including the right to vote, and to receive any dividends and distributions in respect of, any Parent Shares (provided that additional shares received as a dividend shall be subject to the restrictions contained in this letter agreement).

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Shareholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, DATED AS OF JULY 1, 2022, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER NAMED THEREIN. A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Shareholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

The Shareholder further understands that this letter agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

SHAREHOLDER:

Name